Exhibit 16.1

June 17, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.   20549

Dear Sirs/Madams:

We have read Item 4 of Westfield Financial, Inc.'s Form 8-K dated June 15, 2004, and have the following comments:

1. We agree with the statements made in the first, second and third paragraphs.

2. We have no basis on which to agree or disagree with the statements made in fourth and fifth paragraphs.
Yours truly,

/s/ Deloitte & Touche LLP